SECURITIES AND EXCHANGE COMMISSION

                                  WASHINGTON, DC 20549
                                     --------------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

                INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                               PURSUANT TO RULE 13d-2(b)
                               (Amendment No.___)1

                             HYPERION 2002 TERM TRUST, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.00 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    448915108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
                (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)

|X|  Rule 13d-1(c)

|_|  Rule 13d-1(d)

---------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  -------------------------                              -----------------------
   CUSIP No. 448915108              SCHEDULE 13G            Page 2 of 6 Pages
  -------------------------                              -----------------------

  --------- --------------------------------------------------------------------
  1.        NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            The Riverstone Group, LLC
  --------- --------------------------------------------------------------------
  2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)      |_|
                                                                 (b)      |_|
            Not Applicable
  --------- --------------------------------------------------------------------
  3.        SEC USE ONLY


  --------- --------------------------------------------------------------------
  4.        CITIZENSHIP OR PLACE OF ORGANIZATION

            Virginia
  ------------------------- ------- --------------------------------------------
         NUMBER OF          5.      SOLE VOTING POWER

           SHARES                   1,826,799

        BENEFICIALLY

          OWNED BY

            EACH

         REPORTING

        PERSON WITH
                            ------- --------------------------------------------
                            6.      SHARED VOTING POWER

                                    NONE
                            ------- --------------------------------------------
                            7.      SOLE DISPOSITIVE POWER

                                    1,826,799
                            ------- --------------------------------------------
                           8. SHARED DISPOSITIVE POWER

                                    NONE
  ------------------------- ------- --------------------------------------------
  9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,826,799
  --------- --------------------------------------------------------------------
  10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                                         |_|

            Not Applicable
  --------- --------------------------------------------------------------------
  11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            6.0%
  --------- --------------------------------------------------------------------
  12.       TYPE OF REPORTING PERSON*

            00 (Virginia limited liability company)
  --------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

                                       FOR

                            THE RIVERSTONE GROUP, LLC

Item 1(a).        Name of Issuer:  HYPERION 2002 TERM TRUST, INC.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  1 Liberty Plaza
                  165 Broadway
                  36th Floor
                  New York, New York  10006

Item 2(a).        Name of Person Filing:  The Riverstone Group, LLC,
                                          by Beverly W. Armstrong, Manager

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  901 East Cary Street
                  Suite 1500
                  Richmond, Virginia  23219

Item 2(c).        Citizenship:  Virginia

Item 2(d).        Title of Class of Securities:

                  COMMON STOCK, PAR VALUE $0.00 PER SHARE

Item 2(e).        CUSIP Number:  448915108

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

              (a) |_| Broker or dealer registered under Section 15 of the
                      Exchange Act.

              (b) |_| Bank as defined in section 3(a)(6) of the Exchange Act.

              (c) |_| Insurance company as defined in section 3(a)(19) of the
                      Exchange Act.

              (d) |_| Investment  company  registered under section 8 of the
                      Investment Company Act.

              (e) |_| An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E).

              (f) |_| An employee benefit plan or endowment fund in accordance
                      with Rule 13d-1(b)(1)(ii)(F).

              (g) |_| A parent holding company or control person in accordance
                      with Rule 13d-1(b)(1)(ii)(G)

              (h) |_| A savings  association  as defined in Section  3(b) of
                      the Federal Deposit Insurance Act.

              (i) |_| A church plan that is excluded from the  definition of
                      an investment company under Section 3(c)(14) of the Investment Company Act.

              (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  NOT APPLICABLE.

Item 4.           Ownership.

              (a) Amount beneficially owned:  1,826,799 shares

              (b) Percent of class:  6.0%

              (c) Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote:  1,826,799

                  (ii)   Shared power to vote or to direct the vote:  NONE

                  (iii)  Sole power to dispose or to direct the disposition of:
                         1,826,799

                  (iv) Shared power to dispose or to direct the disposition of: NONE

Item 5.           Ownership of Five Percent or Less of a Class.

                  NOT APPLICABLE.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  NOT APPLICABLE.

Item 7.           Identification and Classification of the Subsidiary Which
                  Acquired

                  the Security Being Reported on by the Parent Holding Company or Control Person.

                  NOT APPLICABLE.

Item 8.           Identification and Classification of Members of the Group.

                  NOT APPLICABLE.

Item 9.           Notice of Dissolution of Group.

                  NOT APPLICABLE.

Item 10.          Certifications.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      January 12, 2001
                                      ------------------------------------------
                                      (Date)


                               By:    /s/ Beverly W. Armstrong
                                      ------------------------------------------
                                      Beverly W. Armstrong, Manager



         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

         Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


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